Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Fred Buonocore (212) 836-9607
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE

2013 THIRD QUARTER

OKLAHOMA CITY, Oklahoma…November 5, 2013… LSB Industries, Inc. (NYSE: LXU) announced today results for the third quarter ended September 30, 2013.

Third Quarter 2013 Financial Highlights Compared to Third Quarter 2012:

•	Sales were $177.4 million, a decrease of $5.0 million or 3% from $182.4 million;

•	Operating income was $23.1 million compared to $11.9 million, an increase of $11.2 million;

•	Net income and net income applicable to common shareholders were $10.3 million compared to $6.7 million; and

•	Diluted earnings per common share were $0.43 compared to $0.28.

Discussion of Third Quarter of 2013:

The decrease in consolidated sales includes a $6.0 million decrease in Chemical Business sales partially offset by a $1.9 million increase in Climate Control Business sales.

The increase in consolidated operating income of $11.2 million includes increases of $10.2 million in our Chemical Business and $1.7 million in our Climate Control Business.

The Chemical Business operating income was $17.7 million compared to $7.5 million for the same period of 2012. The increase in operating income was due to the return to production of the Pryor and Cherokee Facilities, precious metal recoveries of $4.6 million, partially offset by lower selling prices for nitrogen fertilizer and higher natural gas prices. The quarter also included $4.2 million of insurance recoveries unrelated to Pryor, which helped to offset the negative impact of lower than expected production at the Pryor Oklahoma Chemical plant (the “Pryor Facility”) due to intermittent production issues during the third quarter of 2013.

Our Climate Control Business’ operating income was $8.5 million, or $1.7 million higher than the same period of 2012.

First Nine Months 2013 Financial Highlights Compared to First Nine Months 2012:

•	Sales were $530.3 million, a decrease of $51.6 million or 9% from $581.9 million;

•	Operating income was $35.1 million compared to $77.3 million;

•	Net income was $17.6 million compared to $47.0 million;

•	Net income applicable to common shareholders decreased to $17.3 million from $46.7 million; and

•	Diluted earnings per common share were $0.75 compared to $2.00.

The decline in sales reflected a $69.5 million decrease in our Chemical Business partially offset by a $19.2 million increase for the Climate Control Business. The decrease in consolidated operating income was primarily the result of a $46.8 million reduction in Chemical Business operating income as compared to the same period in 2012.

Third Quarter Chemical Business Overview:

Sales for the Chemical Business were $104.2 million, a decrease of $6.0 million compared to the same period in 2012, which was the result of a $6.3 million decline in industrial acids and other product sales, and a $14.5 million decrease in mining products sales offset by a $13.4 million increase in agricultural products sales.

Agricultural sales increased primarily due to the improved production of ammonia and UAN at our Cherokee Alabama Chemical plant (the “Cherokee Facility”) and Pryor Facility partially offset by lower sales prices for agricultural products.

Although the production of industrial acids sales increased at the El Dorado, Arkansas Chemical plant (the “El Dorado Facility”) since all the acid plants were in operation compared to the same period in 2012 when the acid plants were being repaired, the sales dollars decreased primarily due to lower feedstock cost of ammonia in our pricing agreements with certain customers.

The decrease in mining sales volume is primarily due to lower customer demand for industrial grade AN in the U.S. However, a portion of the mining sales decline did not impact gross profit due to a certain supply agreement with a customer that includes a contractual obligation to purchase a minimum quantity and allows us to recover our costs plus a profit irrespective of the volume of products sold.

The Chemical Business operating income for the third quarter of 2013 was $17.7 million compared to $7.5 million for the same period of 2012. The increase in operating income was due to the return to production of the Pryor and Cherokee Facilities, precious metal recoveries of $4.6 million, partially offset by lower selling prices for nitrogen fertilizer and higher natural gas prices, an increase in other net expenses of approximately $1 million in great part due to the disposal of certain capital assets largely associated with maintenance projects performed at our facilities, and an increase in selling, general and administrative expenses of $2 million primarily due to professional, consulting and other fees. The quarter also included $4.2 million of insurance recoveries.

During the third quarter of 2013, the Pryor Facility experienced problems within its ammonia production process that limited production rates. For the quarter, the Pryor Facility’s ammonia production was 45,000 tons or approximately 75% of expected production. Our new monitoring diagnostics systems identified certain conditions indicating the plant required maintenance. Therefore, during October, we took the Pryor Facility out of service and began an unplanned maintenance procedure. We expect to complete the maintenance during November 2013.

Third Quarter Climate Control Business Overview:

Our Climate Control sales for the third quarter of 2013 were $69.9 million, or approximately $1.9 million higher than the same period in 2012, and included an approximate $5.2 million increase in geothermal and water source heat pump sales, a $0.5 million increase in hydronic fan coil sales, partially offset by a $3.8 million decrease in other HVAC sales attributable to lower sales of our custom air handlers and engineering and construction services.

From a market sector perspective, the increase included a $1.1 million improvement in residential product sales and a $0.8 million improvement in commercial/institutional product sales. Although there was an increase in residential product sales during the quarter primarily related to the timing of customers shipments, it appears that sales in the fourth quarter of 2013 will not improve significantly over the prior year due to the soft conditions in the residential segment we serve, as well as reduced consumer interest in energy savings as a result of relatively stable/low electricity and natural gas prices.

Our Climate Control operating income for the third quarter of 2013 was $8.5 million, or $1.7 million higher than the same period of 2012 primarily the result of increased sales.

Bookings of new product orders were $64.6 million in the third quarter of 2013 compared to $65.4 million for the second quarter of 2013; and $65.8 million for the third quarter of 2012. At September 30, 2013, the backlog of confirmed customer product orders was $46.3 million compared to $48.9 million at June 30, 2013.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated, “Third quarter results, while demonstrating some areas of improvement in both of our businesses, fell short of the expectations we held going into the quarter. We share our fellow shareholders’ frustration with the most recent disruption at our Pryor Facility, which had been operating at close to design capacity through much of the third quarter, but experienced periodic production issues as the quarter progressed. From a positive perspective, the diagnostics systems that we installed at Pryor earlier this year served their purpose, enabling us to curtail production gradually, preventing further complications. We expect to have the facility back in operation during November. While the performance of Pryor has been erratic over the past year, we have made progress toward the goal of sustained production levels through the upgrade of equipment and systems, the strengthening of the facility’s management team, and the implementation of new processes and procedures with the help of outside industry experts to supplement our internal engineering staff. All of this has required significant time and investment, and although the result has not been an immediate linear improvement, we remain confident that our actions will ultimately enable this facility to deliver sustained production and substantial profitability.”

Mr. Golsen continued, “Our other chemical facilities are currently operational, with the exception of the 20% of El Dorado’s pre-May 2012 concentrated nitric acid capacity that we are in the process of replacing with a new plant and concentrator. The initial phases of this project, along with the new ammonia plant we are installing at El Dorado, are under-way while awaiting permit approval. We expect to have the plants fully installed and operating by late 2015, which will provide El Dorado with expanded capacity, improved efficiency, product mix flexibility and should result in significant reduction of feedstock costs.”

Mr. Golsen added, “Our Climate Control Business continues to experience modest improvement driven largely by the commercial/institutional end market, while the residential segment that we serve remains sluggish as still-low natural gas prices make investment in geothermal a less compelling alternative to traditional heat and cooling systems. Overall, our Climate Control Business’s strong market shares in our primary product categories position us to generate more meaningful growth when the construction cycle strengthens.”

Mr. Golsen concluded, “As we move toward the end of 2013, we look back at the challenges we have faced and the progress that we have made, and continue to make with our Chemical Business, and feel confident about our ability to achieve materially greater throughput and reliability from our facilities. While agricultural market prices have weakened over the past year, fundamentals remain historically strong and we intend to capitalize on these favorable dynamics in the coming quarters, leading to a significantly improved financial performance for 2014.”

Conference Call

LSB’s management will host a conference call covering the third quarter results on Wednesday, November 6, 2013 at 11:00 am ET/10:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular geothermal chillers and large custom air handlers; and, the manufacture and sale of chemical products for the agricultural, mining and industrial markets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, that with respect to our Chemical Business, that we expect to complete the Pryor Facility maintenance during November; that we have made progress toward the goal of sustained production levels through the upgrade of equipment and systems, the strengthening of the facility’s management team, and the implementation of new process and procedures with the help of outside industry experts; that our actions will enable this facility to deliver sustained production and profitability; that the projects to construct a new ammonia plant, a new separate nitric acid plant and concentrator will all be completed in 2015; which will provide expanded capacity, improved efficiency, product mix flexibility and should result in a significant reduction of feedstock costs; with respect to our Climate Control Business, that it appears that sales in the fourth quarter of 2013 will not improve significantly over the prior year; that our strong market shares position us to generate more meaningful growth when the construction cycle strengthens; and significantly improved financial performance for 2014. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report and in the Form 10-K for year ended December 31, 2012, and the Form 10Qs for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

# # #

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2013 and 2012

	Nine Months		Three Months
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Net sales	$530,252	$581,894	$177,350	$182,374
Cost of sales	417,262	438,528	128,441	149,187

Gross profit	112,990	143,366	48,909	33,187
Selling, general and administrative expense	74,685	65,988	25,069	21,711
Provisions for (recoveries of) losses on accounts receivable	182	(185)	(84)	(308)
Other expense	4,707	1,106	951	384
Other income	(1,715)	(837)	(170)	(489)

Operating income	35,131	77,294	23,143	11,889
Interest expense, net	6,662	3,800	5,395	1,489
Loss on extinguishment of debt	1,296	—	1,296	—
Non-operating other expense (income), net	(10)	(270)	(34)	2

Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	27,183	73,764	16,486	10,398
Provisions for income taxes	9,967	27,110	6,345	3,857
Equity in earnings of affiliate	(452)	(510)	(109)	(169)

Income from continuing operations	17,668	47,164	10,250	6,710
Net loss (income) from discontinued operations	49	120	(10)	2

Net income	17,619	47,044	10,260	6,708
Dividends on preferred stocks	300	300	—	—

Net income applicable to common stock	$17,319	$46,744	$10,260	$6,708

Weighted-average common shares:
Basic	22,447	22,346	22,478	22,374

Diluted	23,587	23,528	23,597	23,552

Income (loss) per common share:
Basic:
Income from continuing operations	$0.78	$2.10	$0.46	$0.30
Net loss from discontinued operations	(0.01)	(0.01)	—	—

Net income	$0.77	$2.09	$0.46	$0.30

Diluted:
Income from continuing operations	$0.76	$2.01	$0.43	$0.28
Net loss from discontinued operations	(0.01)	(0.01)	—	—

Net income	$0.75	$2.00	$0.43	$0.28

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2013 and 2012

Note 1:	Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements, if applicable. Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2013	2012	2013	2012
	(in thousands)
Current:
Federal	$3,000	$21,405	$2,216	$3,964
State	797	3,912	500	639

Total current	3,797	25,317	2,716	4,603

Deferred:
Federal	5,536	1,556	3,256	(664)
State	634	237	373	(82)

Total deferred	6,170	1,793	3,629	(746)

Provisions for income taxes	$9,967	$27,110	$6,345	$3,857

The current provision for federal income taxes shown above includes regular income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes. For the nine months and three months ended September 30, 2013 and 2012, the current provision for state income taxes shown above includes regular state income tax and provisions for uncertain state income tax positions.

Note 3:	During 2012 and lasting into 2013, our Chemical Business encountered a number of significant issues or events including: an explosion in one of our nitric acid plants at the El Dorado Facility in May 2012, a pipe rupture at the Cherokee Facility in November 2012 that damaged the ammonia plant, and mechanical issues at the Pryor Facility, all resulting in lost production and a significant adverse effect on our sales, operating income and cash flow for 2012 and for the first nine months of 2013.

For the first nine months of 2013, we estimate the cumulative negative effect on our operating income from these incidents and issues to be approximately $61 million to $74 million, including lost absorption and gross profit margins, based on current market conditions, net of $18.4 million of business interruption insurance recoveries recognized as a reduction to cost of sales.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2013 and 2012

Although the events are unrelated to each other, the severity and frequency of the events at our Pryor, Cherokee, and El Dorado Facilities caused us to undergo a thorough reexamination of our process safety management (“PSM”), reliability and mechanical integrity programs. As a result, we have undertaken a concerted program to attempt to improve the reliability and mechanical integrity of our chemical plant facilities. For 2013, we expect to incur expenses of approximately $5.0 million to $5.5 million in connection with this program, of which $3.7 million was incurred during the first nine months of 2013.

We believe the cumulative adverse effect on operating income for the reduced nitric acid production at the El Dorado Facility for the first nine months of 2013 was an estimated $3 million to $4 million, including lost absorption and gross profit margins, based on current market conditions, net of insurance recoveries of $5.4 million recorded as a reduction to cost of sales. In addition, we estimate that the monthly negative effect on operating income at the El Dorado Facility will approximate $1 million to $3 million until the new 65% strength nitric acid plant and the 98% concentrator are constructed and begin production during 2015.

For the first nine months of 2013, we believe the cumulative adverse impact to our operating income for the unplanned downtime at the Cherokee Facility was an estimated $17 million to $22 million, including lost absorption and gross profit margins, net of insurance recoveries of $13 million recorded as a reduction to cost of sales.

For the first nine months of 2013, we believe the cumulative adverse impact to our operating income due to the downtime at the Pryor Facility was an estimated $41 million to $48 million (an estimated $4 million to $6 million for the third quarter of 2013), including lost absorption and gross profit, based on current market conditions.

Note 4:	Our insurance policy provided, for the policy period covering the claim relating to the explosion at the El Dorado Facility in May 2012, for repair or replacement cost coverage relating to property damage and for business interruption coverage with a 30-day waiting period. The engineering firm representing our insurance carriers determined that the DSN plant was not destroyed by the explosion and was repairable. However, we have concluded that due to the extensive damage, the DSN plant should not be repaired but should be replaced with a new 65% strength nitric acid plant and a separate nitric acid concentrator.

As of September 30, 2013, our insurance carriers approved and funded unallocated payments totaling $60 million. For financial reporting purposes, we allocated $48 million to our property insurance claim and $12 million to our business interruption claim primarily based on negotiations with our insurance carriers concerning our claims.

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2013 and 2012

The insurance recovery of $12 million allocated to the business interruption claim was applied against recoverable costs totaling $12.7 million as a reduction to cost of sales ($7.3 million during the fourth quarter of 2012, $0.7 million during the first quarter of 2013, $0.5 million during the second quarter of 2013, and $4.2 million during the third quarter of 2013).

Subsequent to September 30, 2013, we settled our claims with our insurance carriers relating to the explosion at the El Dorado Facility for the aggregate amount of $113 million comprised of $60 million previously paid to us and $53 million to be paid to us within 30 days from October 23, 2013. When realized, an insurance recovery of approximately $76 million (including $23.4 million deferred gain at September 30, 2013) will be recognized as income associated with this settlement.

Note 5:	Our insurance policy in effect for the Cherokee Facility provides for repair or replacement cost coverage relating to property damage with a $2.5 million deductible and business interruption coverage for certain lost profits and extra expense with a 30-day waiting period. We estimate the total amount of property and business interruption insurance recoveries relating to this event will range from $39 million to $41 million, net of deductibles, of which $15 million has been received as of September 30, 2013.

As of September 30, 2013, our insurance carriers approved and funded payments relating to our business interruption claim totaling $15 million. We received correspondence associated with the approval of these payments, which stated that our insurance carriers are still investigating the circumstances surrounding this event under a reservation of rights. The business interruption insurance recovery of $15 million was applied against recoverable costs totaling $13 million as a reduction to cost of sales ($10.1 million during the first quarter of 2013 and $2.9 million during the second quarter of 2013).

LSB Industries, Inc.

Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2013 and 2012

	Nine Months		Three Months
	2013	2012	2013	2012
	(in thousands)
Net sales:
Chemical (1)	$303,017	$372,551	$104,199	$110,212
Climate Control	217,490	198,286	69,863	67,982
Other	9,745	11,057	3,288	4,180

	$530,252	$581,894	$177,350	$182,374

Gross profit: (2)
Chemical (1)(3)	$39,116	$78,789	$24,610	$11,291
Climate Control	70,553	60,892	23,168	20,457
Other	3,321	3,685	1,131	1,439

	$112,990	$143,366	$48,909	$33,187

Operating income: (4)
Chemical (1) (3)	$20,259	$67,023	$17,680	$7,529
Climate Control	24,387	20,007	8,547	6,856
General corporate expense and other business operations, net (4)	(9,515)	(9,736)	(3,084)	(2,496)

	35,131	77,294	23,143	11,889
Interest expense, net (5)	6,662	3,800	5,395	1,489
Loss on extinguishment of debt	1,296	—	1,296	—
Non-operating other expense (income), net
Chemical	(1)	(1)	(1)	(1)
Climate Control	—	(1)	—	(1)
Corporate and other business operations	(9)	(268)	(33)	4
Provisions for income taxes	9,967	27,110	6,345	3,857
Equity in earnings of affiliate - Climate Control	(452)	(510)	(109)	(169)

Income from continuing operations	$17,668	$47,164	$10,250	$6,710

LSB Industries, Inc.

Notes to Unaudited Financial Highlights

Nine Months and Three Months Ended September 30, 2013 and 2012

(1)	During the first nine months of 2013, our Chemical Business experienced downtime at the Cherokee, El Dorado and Pryor Facilities resulting in lost production and significant adverse effect on operating results. During the first nine months of 2012, our Chemical Business also experienced downtime at the El Dorado and Pryor Facilities that adversely affected operating results.

(2)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)	During the nine months and three months ended September 30, 2013, our Chemical Business recognized a recovery of precious metals of $4.6 million.

(4)	Our chief operating decision makers use operating income by business segment for purposes of making decisions, which include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(5)	During the nine months and three months ended September 30, 2013, interest expense is net of capitalized interest of $2.1 million and $1.2 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

(information at September 30, 2013 is unaudited)

	September 30, 2013	December 31, 2012
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$139,653	$98,020
Restricted cash	31	31
Accounts receivable, net	83,499	82,801
Inventories:
Finished goods	28,748	36,851
Work in progress	3,449	3,576
Raw materials	26,196	24,546

Total inventories	58,393	64,973
Supplies, prepaid items and other:
Prepaid insurance	1,686	10,049
Precious metals	15,833	13,528
Supplies	13,086	9,855
Prepaid income taxes	8,881	—
Other	3,240	2,266

Total supplies, prepaid items and other	42,726	35,698
Deferred income taxes	3,293	3,224

Total current assets	327,595	284,747
Property, plant and equipment, net	386,451	281,871
Other assets:
Noncurrent restricted cash	110,015	—
Noncurrent restricted investments	169,988	—
Debt issuance costs, net	8,131	876
Other, net	11,825	9,118

Total other assets	299,959	9,994

	$1,014,005	$576,612

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(information at September 30, 2013 is unaudited)

	September 30, 2013	December 31, 2012
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$65,695	$68,333
Short-term financing	903	9,254
Accrued and other liabilities	36,148	34,698
Deferred gain on insurance recoveries	25,417	—
Current portion of long-term debt	12,167	4,798

Total current liabilities	140,330	117,083
Long-term debt	455,366	67,643
Noncurrent accrued and other liabilities	16,774	16,369
Deferred income taxes	27,259	21,020
Commitments and contingencies
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.10 par value; 75,000,000 shares authorized, 26,831,055 shares issued (26,731,360 at December 31, 2012)	2,683	2,673
Capital in excess of par value	167,456	165,006
Retained earnings	229,511	212,192

	402,650	382,871
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	374,276	354,497

	$1,014,005	$576,612